Ernst & Young LLP Chartered Accountants Pacific Centre 700 West Georgia Street P.O. Box 10101 Vancouver, BC V7Y 1C7	Phone (604) 891-8200 Fax (604) 643-5422

March 30, 2006

Mr. John D. Carlson

President and Chief Executive Officer

Torrent Energy Corporation

4100 – 194th Street SW, Suite 110

Lynnwood, WA

98036

Dear Mr. Carlson,

This is to confirm that the client-auditor relationship between Torrent Energy Corporation (Commission File Number 000-19949) and Ernst & Young LLP has ceased.

Yours truly

/s/ Ernst & Young LLP

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

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